UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2007

ION Media Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-659-4122

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2007, ION Media Networks, Inc. (the "Company") closed the exchange offer and consent solicitation that the Company launched on June 8, 2007 (the "Exchange Offer"), in which the Company offered to exchange all shares of 13¼% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 14¼%) (the "14¼% Preferred Stock") and 9¾% Series A Convertible Preferred Stock (the "9¾% Preferred Stock", and together with the 14¼% Preferred Stock, the "Senior Preferred Stock"). The Exchange Offer expired at 12:00 midnight, New York City time, at the end of the day on Friday, July 27, 2007.

The Company accepted all shares that were tendered in the Exchange Offer, consisting of 51,602.89387 shares, representing 90.6% of the outstanding shares, of 14¼% Preferred Stock and 15,956.64158 shares, representing 95.6% of the outstanding shares, of 9¾% Preferred Stock. In connection with the closing of the Exchange Offer, the Company issued $458,826,591 aggregate principal amount of 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 (the "Series A Notes") and $33,779,770 aggregate stated liquidation preference (3,377.977 shares) of 12% Series B Mandatorily Convertible Preferred Stock (the "Series B Preferred Stock") to holders who tendered Senior Preferred Stock in the Exchange Offer.

The Series A Notes are governed by the terms of an indenture (the "Indenture"), dated August 3, 2007, by and between the Company and The Bank of New York Trust Company, N.A., as trustee. The terms of the Series A Notes and the Indenture are described under the section captioned "Description of Series A Notes" contained in Exhibit 99.(A)(1)(I) to the Schedule TO-I filed by the Company on June 8, 2007. Such description is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference herein.

The Series A Notes and Series B Preferred Stock are convertible on both an optional and a mandatory basis. These securities cannot be converted until certain amendments to the Company's Certificate of Incorporation creating the Class D Common Stock, which were approved by the holders of the Company's voting stock, have become effective. The Company presently expects that these amendments will become effective on or about August 21, 2007, which is 20 days after the Company mailed an Information Statement on Schedule 14C to holders of its voting stock.

Subject to the effectiveness of the amendments to the Company's Certificate of Incorporation creating the Class D common Stock, at the holder's option, the Series A Notes and Series B Preferred Stock are convertible at any time into shares of Class D Common Stock at an initial conversion price of $0.90 per share, increasing at an annual rate equal to the interest rate or the dividend rate, as applicable. At any time following the first anniversary of the issuance date, the Series A Notes and Series B Preferred Stock shall be mandatorily converted into shares of Class D Common Stock, upon the earlier of: (i) if shares of Class A Common Stock or Class D Common Stock are traded on a national securities exchange or in the over-the-counter market, the date on which the trading price for 15 consecutive trading days is equal to or greater than (a) in the event the mandatory conversion occurs after the first anniversary but prior to the second anniversary of the issuance date, 102% of the then-applicable conversion price, (b) in the event the mandatory conversion occurs on or after the second anniversary but prior to the third anniversary of the issuance date, 101% of the then-applicable conversion price, or (c) in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the then-applicable conversion price; or (ii) the Company's issuance of common stock at an issue price per share equal to or greater than the then-applicable mandatory conversion trigger price, generating aggregate gross proceeds to the Company of at least $75,000,000 (provided that, if the common stock is issued to CIG Media LLC ("CIG"), NBCU Universal, Inc. or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by the Company shall have provided an opinion to the effect that the issue price is at or higher than the fair market value of a share of common stock).

The issuance of the Series A Notes and Series B Preferred Stock was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof. The Series A Notes and Series B Preferred Stock were exchanged for outstanding Senior Preferred Stock exclusively with the holders thereof and no commission or remuneration was paid or given, directly or indirectly, for soliciting such exchange.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 3, 2007, the Company amended its Certificate of Incorporation to amend the Certificate of Designation for its Series B Preferred Stock to increase the number of authorized shares of Series B Preferred Stock from 3,000 to 3,700.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ION Media Networks, Inc.

August 6, 2007	By:	Adam K. Weinstein

Name: Adam K. Weinstein
Title: Senior Vice President, Secretary and Chief Legal Officer